FOR IMMEDIATE RELEASE:
CONTACTS:	Media Contact:	Investor Relations Contact:
Interpharm Holdings, Inc.	Karen Pineman	Carl Hymans
George Aronson, CFO	G.S. Schwartz & Co.	G.S. Schwartz & Co.
631-952-0214	212-725-4500 ext. 311	212-725-4500 ext. 304
georgearonson@interpharminc.com	jscally@schwartz.com	carlh@schwartz.com

INTERPHARM ANNOUNCES $10 MILLION CAPITAL FINANCING

HAUPPAUGE, N.Y. May 19, 2006 -- Interpharm Holdings, Inc. (Amex: IPA), a manufacturer and distributor of generic pharmaceutical drugs, today announced it has entered into a stock purchase agreement with Tullis-Dickerson Capital Focus III, L.P., (“Tullis-Dickerson”), in which Tullis-Dickerson has agreed to purchase $10 million of convertible preferred stock upon the satisfaction of the conditions to closing set forth in the agreement. A full description of the Tullis-Dickerson stock purchase agreement, as well as a copy of the agreement, are provided in a Current Report on Form 8-K filed by Interpharm with the SEC on May 19, 2006.

Cameron Reid, Chief Executive Officer of Interpharm Holdings, Inc., stated: “Securing this $10 million capital funding is the final component of our planned financing to fund our expansion plan. Tullis-Dickerson took the time to understand our business and our plan and recognized the value in Interpharm and the quality of the Interpharm team. Tullis-Dickerson was the obvious choice for a long term investment partner.”

Rick Miller, a General Partner of Tullis-Dickerson Capital Focus III, L.P, commented: “With this financing, Interpharm is very well positioned to execute their business plan to expand their generic business. We are excited to be working with the outstanding management team to create additional shareholder value.”

About Interpharm Holdings, Inc.

Interpharm currently develops, manufactures and distributes generic prescription strength and over-the-counter drugs. Interpharm will continue to focus on growing organically through internal product development and leveraging its strength in efficient and cost effective manufacturing. In addition, Interpharm will also continue to seek consummation of mutually beneficial strategic alliances and collaborations. Headquartered on Long Island, New York, Interpharm presently employs nearly 500 people.

About Tullis-Dickerson.

Tullis-Dickerson provides venture capital to health care companies at all stages of growth. Founded in 1986, the firm has raised four health care venture capital funds totaling approximately $400 million.

FORWARD-LOOKING STATEMENTS

Statements made in this news release, contain forward-looking statements concerning Interpharm's business and products involving risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, and additional competition from existing and new competitors, changes in technology, and various other factors beyond Interpharm's control. Other risks inherent in Interpharm's business are set forth in its filings with the SEC, including, but not limited to, its Form 10-K, filed on September 28, 2005 and Forms 10-Q filed on November 21, 2005, February 14, 2006 and May 16, 2006.

All information in this release is as of May 18, 2006. Interpharm undertakes no duty to update any forward-looking statements to conform the release to actual results or changes in its circumstances or expectations after the date of this release.